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                                                                  EXHIBIT (A)(5)

                           PLAN INVESTMENT FUND, INC.
                      ARTICLES SUPPLEMENTARY TO THE CHARTER

      PLAN INVESTMENT FUND, INC., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:.

FIRST: The board of trustees of the Corporation, at a meeting duly convened and held on the 2nd day of April 2009, adopted resolutions authorizing Two Billion (2,000,000,000) additional shares with a par value of One Tenth of One Cent ($.001) per share of the Corporation, and classifying One Billion (1,000,000,000) of such shares as Money Market Portfolio Participation Certificates Stock and One Billion (1,000,000,000) of such shares as Government/REPO Portfolio Participation Certificates Stock, by setting or changing before the issuance of such shares, the preferences, rights, voting powers, restrictions, limitations as to dividends, qualification or terms of redemption of, and the conversion or other rights, thereof as hereinafter set forth.

SECOND: A description of the shares so classified with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, if any, as set or changed by the board of trustees of the Corporation is as follows:

         (NONE)

THIRD: The aforesaid shares of the Corporation have been duly authorized and classified by the board of trustees pursuant to the Maryland General Corporation Law and authority and power contained in the charter of the Corporation.

      IN WITNESS WHEREOF, PLAN INVESTMENT FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the 20th day of April, 2009.

                         PLAN INVESTMENT FUND, INC.

                         By: /s/Gerard T.Mallen
                             ---------------------------------------------------
                         Gerard T. Mallen, President and Chief Executive Officer

Attest:  /s/ Sandra K. Strutz
         ---------------------------------------
         Sandra K. Strutz, Secretary

      THE UNDERSIGNED, President of PLAN INVESTMENT FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all materials respects, under the penalties of perjury.

                         /s/ Gerard T.Mallen
                         -------------------------------------------------------
                         Gerard T. Mallen, President and Chief Executive Officer